TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                          RNC LIQUID ASSETS FUND, INC.

                                       and

                          AMERICAN DATA SERVICES, INC.

                                      INDEX
                                      -----


1.  TERMS OF APPOINTMENT; DUTIES OF ADS.........................................

2.  FEES AND EXPENSES...........................................................

3.  REPRESENTATIONS AND WARRANTIES OF ADS.......................................

4.  REPRESENTATIONS AND WARRANTIES OF THE FUND..................................

5.  INDEMNIFICATION.............................................................

6.  COVENANTS OF THE FUND AND ADS...............................................

7.  TERMINATION OF AGREEMENT....................................................

8.  ASSIGNMENT..................................................................

9.  AMENDMENT...................................................................

10.  NEW YORK LAWS TO APPLY.....................................................

11.  MERGER OF AGREEMENT........................................................

12.  NOTICES....................................................................

FEE SCHEDULE....................................................................
------------

(a) ACCOUNT MAINTENANCE CHARGE:.................................................
    FEE WAIVER:.................................................................
    ----------
(b) TRANSACTION FEES:...........................................................
(c) IRA PLAN FEES:..............................................................
    FEE INCREASES...............................................................
    -------------
(d) EXPENSES:...................................................................
(e) SPECIAL REPORTS:............................................................
(f) SECURITY DEPOSIT:...........................................................
(g) CONVERSION CHARGE:..........................................................

SCHEDULE A......................................................................
----------

                      TRANSFER AGENCY AND SERVICE AGREEMENT
                      -------------------------------------

AGREEMENT made the____day of _____, 1995, by and between RNC LIQUID ASSETS FUND, INC. A Maryland Corporation, having its principal office and place of business at 26 Broadway, New York, NY 10004-1790 (the "Fund"), and American Data Services, Inc., a New York corporation having its principal office and place of business at 24 West Carver Street., Huntington, New York 11743 ("ADS").


         WHEREAS, the Fund desires to appoint ADS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ADS desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


1.  TERMS OF APPOINTMENT; DUTIES OF ADS

         1.01 Subject to the terms and conditions set forth in this agreement, the Fund hereby employs and appoints ADS to act as, and ADS agrees to act as its transfer agent for the Fund's authorized and issued shares of its common stock, $0.001 par value, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the fund ("Shareholders") set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund.

         1.02 ADS agrees that it will perform the following services:

                  (a) In accordance with the Fund's Registration Statement, which describes how sales and redemptions of Shares shall be made, ADS shall:

(i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Directors of the Fund (the "Custodian");

(ii) Pursuant to purchase orders, issue the appropriate number of full and fractional Shares and hold such Shares in the appropriate Shareholder account;

(iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

(iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi) Prepare and transmit payments for dividends and distributions declared by the Fund, and effect dividend and capital gains distribution reinvestments in accordance with Shareholder instructions;

(vii) Serve as a record keeping transfer agent for the Fund, and maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

(viii) Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. ADS shall also provide the Fund each business day with the following: (I) the total number and dollar amount of Shares issued and outstanding as of the close of business on the preceding business day; (ii) the total number and dollar amount of Shares sold on the preceding business day;
(iii) the total number and dollar amount of Shares redeemed on the preceding business day; (iv) the total number and dollar amount of Shares sold on the preceding business day pursuant to dividend and capital gains distribution reinvestments; and (v) the total number and dollar amount of Shares which are authorized and issued and outstanding as of the opening of business on such day.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a), ADS shall:

(i) Perform all of the customary services of a transfer agent, dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases redemptions of Shares and other confirmable transactions in Shareholder accounts as prescribed in the federal securities laws or as described in the Fund's Registration Statement, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State.

(c) In addition, the Fund shall (i) identify to ADS in writing those transactions and shares to be treated as exempt from blue sky reporting for each State and (ii) monitor the daily activity for each State, as provided by ADS. The responsibility of ADS pursuant to this Agreement for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and ADS.


2.  FEES AND EXPENSES

         2.01 For performance by ADS pursuant to this Agreement, the Fund agrees to pay ADS an annual maintenance fee for each Shareholder account and transaction fees for each portfolio or class of shares serviced under this Agreement (See Schedule A) as set out in the fee schedule attached hereto. Such fees and out-of pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and ADS.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse ADS for out-of-pocket expenses or advances incurred by ADS for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by ADS at the request or with the consent of the Fund, will be reimbursed by the Fund.

         2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to ADS by the Fund at least seven (7) days prior to the mailing date of such materials.


3.  REPRESENTATIONS AND WARRANTIES OF ADS

ADS represents and warrants to the Fund that:

         3.01 It is a corporation duly organized and existing and in good standing under the laws of The State of New York.

         3.02 It is duly qualified to carry on its business in The State of New York.

         3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.06 ADS is duly registered as a transfer agent under the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.


4.  REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to ADS that;

         4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

         4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

         4.03  All   corporate   proceedings   required  by  said   Articles  of
Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940.

         4.05 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.


5.  INDEMNIFICATION

         5.01 ADS shall not be responsible for, and the Fund shall indemnify and hold ADS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of ADS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, willful misconduct, or in reckless disregard of its duties under this Agreement..

(b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack good faith, gross negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

(c) The reliance on or use by ADS or its agents or subcontractors of information, records and documents which (i) are received by ADS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

(d) The reliance on, or the carrying out by ADS or its agents or subcontractors of any written instruction signed by an officer of the Fund, or any legal opinion of counsel to the Fund.

(e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         5.02 ADS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by ADS as a result of ADS's lack of good faith, gross negligence or willful misconduct or the breach of any warranty or representation of ADS hereunder.

         5.03 At any time ADS may apply to any officer of the Fund for instructions, and may consult with the Fund's legal counsel with respect to any matter arising in connection with the services to be performed by ADS under this Agreement, and ADS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. ADS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ADS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. ADS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06 In order that the  indemnification  provisions  contained  in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


 6.  COVENANTS OF THE FUND AND ADS

         6.01 The Fund Shall promptly furnish to ADS a certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of ADS and the execution and delivery of this Agreement.

         6.02 ADS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         6.03 ADS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, ADS agrees that all such records prepared or maintained by ADS relating to the services to be performed by ADS hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         6.04 ADS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, ADS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. ADS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Fund of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Fund.


7.  TERMINATION OF AGREEMENT

         7.01 This Agreement shall become effective as of the date hereof and shall remain in force through and shall automatically terminate on June 30, 1998, provided however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

         7.02 Should the Fund exercise its right to terminate, all expenses incurred by ADS associated with the movement of records and material will be borne by the Fund. Such expenses will include all out-of-pocket expenses and all time incurred to train or consult with the successor transfer agent with regard to the transfer of shareholder accounting and stock transfer responsibilities. The charge for all time incurred by ADS will be calculated in accordance with the rates specified in the Fee Schedule paragraph (e).


8.  ASSIGNMENT

         8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.


9.  AMENDMENT

         9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.


10.  NEW YORK LAWS TO APPLY

         10.01 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


11.  MERGER OF AGREEMENT

         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


12.  NOTICES.
         All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                               To the Administrator:
        Mr. Mark D. Beckerman                       Michael Miola
        President                                   President
        RNC LIQUID ASSETS FUND, INC.                American Data Services, Inc.
        26 Broadway                                 24 West Carver Street
        New York, NY  10004-1790                    Huntington, New York  11743


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RNC LIQUID ASSETS FUND, INC.            AMERICAN DATA SERVICES, INC.

   By:____________________________         By:__________________________
      Mark D. Beckerman, President             Michael Miola, President

                                  FEE SCHEDULE
                                  ------------

         For the services rendered by ADS in its capacity as transfer agent, the Fund shall pay ADS, within ten (10) days after receipt of an invoice from ADS at the beginning of each month, a fee, calculated as a combination of account maintenance charges and transaction charges as follows:

(a) ACCOUNT MAINTENANCE CHARGE:
The Greater of:

(1) Minimum maintenance charge per fund - $555.55/month (No prorating partial months);

OR,

(2) Based upon the total of all open/closed accounts in the Fund upon the following annual rates (billed monthly):

Equity Fund ....................... $ 8.00 per account
Fixed Income Fund.................. $12.00 per account
Money Market Fund ................. $16.00 per account
Closed accounts ................... $ 2.00 per account***

** All accounts closed during a calendar year will be considered as open accounts for billing purposes until all 1099's and 5498's have been sent to shareholders and reported (via mag media) to the IRS.

                                      PLUS,

(b) TRANSACTION FEES:
Trade Entry (purchase/liquidation) ..................... $ 1.35 each

New account set-up ..................................... $ 2.50 each

Customer service calls ................................. $ 1.00 each

Correspondence/ information requests ................... $ 1.25 each

Liquidations paid by wire transfer ..................... $ 3.00 each

Omnibus accounts ....................................... $ 1.25 per transaction*

ACH charge ............................................. $  .30 each

SWP .................................................... $ 1.25 each *

*  Not included as a Trade Entry.





                                 FEE REDUCTION:
                                 -------------

As consideration for entering into a three year contract, ADS will reduce the above fees as follows:

     While the net assets of the Fund to be serviced under this Agreement (see Schedule A) are below $15 million, account maintenance fees will be reduced by 40% and transaction fees will be reduced by 50%.

     While the net assets of the Fund are between $15 million and $18 million, account maintenance fees will be reduced by 20% and transaction fees will be reduced by 30%.

     Once the net assets of the Fund exceed $18 million, the fee schedule above will be in force without any fee reduction.

     Out of pocket expenses are not subject to the fee reduction and will be charged to the Fund as incurred.


(c) IRA PLAN FEES:

The following fees will be charged directly to the shareholder account:

Annual maintenance fee ................................. $12.00 /account *

Incoming transfer from prior custodian ................. $12.00

Distribution to a participant .......................... $15.00

Refund of excess contribution .......................... $15.00

Transfer to successor custodian ........................ $12.00

Automatic periodic distributions ....................... $15.00/year per account

* Includes Star Bank N.A. $8.00 Custody Fee.

                                  FEE INCREASES
                                  -------------

On each annual anniversary date of this Agreement, the fees enumerated above (except for the IRA Plan fees) will be increased by the lesser of, the change in the Consumer Price Index for the Northeast region (CPI), or the overall inflation rate for the twelve month period ending with the month preceding such annual anniversary date.


(d) EXPENSES:

The Fund shall reimburse ADS for any out-of-pocket expenses, exclusive of salaries, advanced by ADS in connection with but not limited to the printing of confirmation forms and statements, proxy expenses, quotation services, travel requested by the Fund, telephone, facsimile transmissions, stationery and supplies (related to Fund records), record storage, postage (plus a $0.07 service charge for all mailings), telex and courier charges authorized by the Fund, incurred in connection with the performance of its duties hereunder. ADS shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse ADS within fifteen (15) days after receipt thereof.


(e) SPECIAL REPORTS:

All reports and /or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of fund stock transfer activities as specified in Paragraph 1 of this Agreement and are not required to clarify standard reports generated by ADS, shall be subject to an additional charge, agreed upon in advance and in writing, based upon the following rates:

                Labor:
                     Senior staff - $100.00/hr.
                     Junior staff - $ 50.00/hr.

                     Computer time - $45.00/hr.


(f) SECURITY DEPOSIT:

The Fund will remit to ADS upon execution of this Agreement a security deposit of equal to one (1) month's shareholder service fee. The security deposit computation will be based either on the total number of shareholder accounts (open and closed) of the Fund or the minimum fee, whichever is greater on the date above written. The Fund will have the option to have the security deposit applied to the last month's service fee, or applied to any new contract between the Fund and ADS.


(g) CONVERSION CHARGE:

NOTE: FOR EXISTING FUNDS ONLY (new funds please ignore):

There will be a charge to convert the Fund's shareholder accounting records on to the ADS stock transfer system (ADSHARE). In addition, ADS will be reimbursed for all out-of-pocket expenses, enumerated in paragraph (b) above and data media conversion costs, incurred during the conversion process.

         The aforementioned conversion charge will not exceed $2,000.00.

                                   SCHEDULE A

                 PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:

                          RNC LIQUID ASSETS FUND, INC.